UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2017

PRECIPIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	001-36439 (Commission File Number)	91-1789357 (I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2017, Precipio, Inc. (the “Company”) completed its previously announced firm commitment underwritten public offering (the “Offering”) of 6,000 units consisting of one share of the Company’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), which is convertible into 400 shares of common stock, par value $0.01 per share (“Common Stock”), at a conversion price of $2.50 per share, and one warrant to purchase up to 400 shares of Common Stock (the “Offering Warrants”) at a combined public offering price of $1,000 per unit. The Offering included the sale of 280,000 Offering Warrants pursuant to the over-allotment option exercised by Aegis Capital Corp. (“Aegis”). The Offering was completed pursuant to the terms of an underwriting agreement dated as of August 22, 2017 (the “Underwriting Agreement”) between the Company and Aegis.

The net proceeds received by the Company from the sale of the units was approximately $5.4 million, after deducting underwriting discounts and estimated offering expenses. The Company currently intends to use the net proceeds from the Offering for general corporate purposes, including, but not limited to, growth of the Company’s sales force, progression of the Company’s product development, working capital and repayment of approximately $1.5 million of the principal amount of, together with interest on, certain of the Company’s outstanding promissory notes.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-201907) filed on February 6, 2015 and declared effective by the SEC on February 13, 2015 and a related prospectus supplement filed with the Securities and Exchange Commission.

Prior to the closing of the Offering, certain purchasers of the units sold in the Offering notified the Company of their election to convert 75 shares of Series B Preferred Stock underlying such units into 30,000 shares of Common Stock upon completion of the Offering.

Upon the closing of the Offering, all of the Company’s outstanding Series A Senior Convertible Preferred Stock (“Series A Preferred Stock”) converted into an aggregate of 1,712,901 shares of Common Stock, at the existing conversion rate of one share of Common Stock for one share of Series A Preferred Stock (the “Conversion”). The Company issued an aggregate of 22,518 shares of Series A Preferred Stock to these holders, which shares represented the Series A Preferred Payment (as defined in the Company’s Certificate of Designation of Series A Senior Convertible Preferred Stock) accrued through the date of Conversion and immediately converted into an aggregate of 22,518 shares of Common Stock in connection with the Conversion. The Company issued warrants (the “Conversion Warrants”) to purchase an aggregate of 856,446 shares of Common Stock to these former holders of Series A Preferred Stock as consideration for the conversion of their shares of Series A Preferred Stock into shares of Common Stock.

Upon the closing of the Offering, approximately $900,000 of the Company’s convertible promissory notes (the “Convertible Notes”) converted into an aggregate of 359,999 shares of Common Stock (the “Note Conversion Shares”) at a conversion price of $2.50 per share and 359,999 Offering Warrants.

The former holders of Series A Preferred Stock and Convertible Notes waived any registration rights they would otherwise be entitled to under (i) Section 5.16 the Agreement and Plan of Merger, dated October 12, 2016, by and among the Company and the other signatories thereto, as amended, and (ii) Section 2 of the Investors’ Rights Agreement, dated June 29, 2017, by and among the Company and the other signatories thereto.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The issuance of the shares of Common Stock upon conversion of the Series A Preferred Stock, the Note Conversion Shares, the Conversion Warrants and the warrant to purchase Common Stock issued to Aegis pursuant to the Underwriting Agreement is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders.

The information disclosed in Item 1.01 and Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 25, 2017, the Company filed with the Delaware Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) that created its new Series B Preferred Stock, authorized 6,900 shares of Series B Preferred Stock and designated the preferences, rights and limitations of the Series B Preferred Stock. The terms of the Series B Preferred Stock are set forth in the Certificate of Designation which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

Item 8.01	Other Events.

On August 31, 2017, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation for Series B Preferred Stock

99.1	Press Release of Precipio, Inc. dated August 31, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date: August 31, 2017